UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Inspire Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457733 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]        Rule 13d-1(b)

          [ ]        Rule 13d-1(c)

          [X]        Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 2 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Partners VII, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,633,054
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   0
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        1,633,054
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,633,054
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

                                                     Page 2 of 17 pages


-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 3 of 17 Pages
         ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Investors VII, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     74,089
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   0
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        74,089
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           74,089
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 3 of 17 pages


-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 4 of 17 Pages
         ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest  Management  Partners  VII,  LLC (the  general  partner  of
           InterWest Partners VII, LP and InterWest Investors VII, LP)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,707,143
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   0
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        1,707,143
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 4 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 5 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Stephen C. Bowsher (a Venture Member of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTION BEFORE FILLING OUT

                                                     Page 5 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 6 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 6 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 7 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Alan W. Crites (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     2,400
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        2,400
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,709,543
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 7 of 17 pages


-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 8 of 17 Pages
         ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 8 of 17 pages



-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                        Page 9 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 9 of 17 pages



-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                       Page 10 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Stephen Holmes (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 10 of 17 pages


-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                       Page 11 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 11 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                       Page 12 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,707,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 12 of 17 pages

-----------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No. 457733 10 3                                                                       Page 13 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,000
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   1,707,143
        PERSON WITH            -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        1,000
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,707,143
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,708,143
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 13 of 17 pages

Item 1.

(a)      Name of Issuer:  Inspire Pharmaceuticals, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         4222 Emperor Blvd., Suite 470
         Durham, NC 27703

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners VII, LP ("IWP VII")
         InterWest Investors VII, LP ("II VII")
         InterWest Management Partners VII, LLC ("IMP VII")
         Stephen C. Bowsher ("Bowsher")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Gilbert H. Kliman ("Kliman")
         Arnold L. Oronsky ("Oronsky")
         Thomas L. Rosch ("Rosch")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP VII:     California
         II VII:      California
         IMP VII:     California
         Bowsher:     United States
         Cash:        United States
         Crites:      United States
         Gianos:      United States
         Hedrick:     United States
         Holmes:      United States
         Kliman:      United States
         Oronsky:     United States
         Rosch:       United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     457733 10 3

Item 3.        Not applicable.

                               Page 14 of 17 pages

Item 4.        Ownership.

======= ============= ========== ============ ============= ============= ============== =============

                                                                                            Other
                       IWP VII     II VII       IMP VII        Crites         Rosch      Individuals
                                                                                              *
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
(a)     Beneficial
        Ownership     1,633,054       74,089     1,707,143     1,709,543      1,708,143     1,707,143
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
(b)     Percentage
        of Class           6.4%         0.3%          6.7%          6.7%           6.7%          6.7%
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
(c)     Sole Voting
        Power         1,633,054       74,089     1,707,143         2,400          1,000             0
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
        Shared
        Voting Power          0            0             0     1,707,143      1,707,143     1,707,143
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
        Sole
        Dispositive
        Power         1,633,054       74,089     1,707,143         2,400          1,000             0
------- ------------- ---------- ------------ ------------- ------------- -------------- -------------
        Shared
        Dispositive
        Power                 0            0             0     1,707,143      1,707,143     1,707,143
======= ============= ========== ============ ============= ============= ============== =============

*Individuals included in this column are Cash, Gianos, Hedrick, Holmes, Kliman and Oronsky, all of whom are Managing Directors of IMP VII. Also included in this column is Bowsher who is a Venture Member of IMP VII.

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP VII, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                               Page 15 of 17 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2001


INTERWEST PARTNERS VII, LP

By:    InterWest Management Partners VII, LLC
                                                                  --------------------------------------------
                                                                  Stephen C. Bowsher
       By:
           ------------------------------------------
           Managing Director                                      --------------------------------------------
                                                                  Harvey B. Cash
INTERWEST INVESTORS VII, LP

                                                                  --------------------------------------------
By:    InterWest Management Partners VII, LLC                     Alan W. Crites

       By:
           ------------------------------------------             --------------------------------------------
           Managing Director                                      Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS VII, LLC
                                                                  --------------------------------------------
                                                                  W. Scott Hedrick
By:
       ----------------------------------------------
       Managing Director                                          --------------------------------------------
                                                                  W. Stephen Holmes


                                                                  --------------------------------------------
                                                                  Gilbert H. Kliman


                                                                  --------------------------------------------
                                                                  Arnold L. Oronsky


                                                                  --------------------------------------------
                                                                  Thomas L. Rosch


                               Page 16 of 17 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2001


INTERWEST PARTNERS VII, LP

By:    InterWest Management Partners VII, LLC
                                                                  --------------------------------------------
                                                                  Stephen C. Bowsher
       By:
           ------------------------------------------
           Managing Director                                      --------------------------------------------
                                                                  Harvey B. Cash
INTERWEST INVESTORS VII, LP

                                                                  --------------------------------------------
By:    InterWest Management Partners VII, LLC                     Alan W. Crites

       By:
           ------------------------------------------             --------------------------------------------
           Managing Director                                      Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS VII, LLC
                                                                  --------------------------------------------
                                                                  W. Scott Hedrick
By:
       ----------------------------------------------
       Managing Director                                          --------------------------------------------
                                                                  W. Stephen Holmes


                                                                  --------------------------------------------
                                                                  Gilbert H. Kliman


                                                                  --------------------------------------------
                                                                  Arnold L. Oronsky


                                                                  --------------------------------------------
                                                                  Thomas L. Rosch


                               Page 17 of 17 pages